                                                                     EXHIBIT 2.1


                                 NOTARIAL DEED

                               AGREEMENT ON THE
                         SALE AND ASSIGNMENT OF SHARES


Today, this sixteenth day of February twothousandone appeared before me, the undersigning notary public

                                 Stephan Cueni

with his official seat in Basel/Switzerland at his office in Aeschenvorstadt 55, CH-4010 Basel, Switzerland

1.   Dr. Simon Preisenberger, born 24 October 1968, attorney-at-law, German
     -----------------------
     citizen, with business address in D-80539 Munich/Germany, MaximilianstraBe 35, resident in D-85570 Markt Schwaben/Germany, HeilmaierstraBe 19, proving his identity by presenting his German identity card, according to his declarations (but without taking any personal liability) here acting for and on behalf of

     a)   Dr. Stefan Rolf Madaus, born February 16, 1957, German citizen,
          ----------------------
          resident at BergstraBe 25, D-82152 Krailling/Germany, presenting an uncertified power of attorney dated 10 February 2001, a hereby certified copy of which is attached hereto as Exhibit 1 A, according
                                                        ------------
          to the declarations of the attorney in fact Dr. Madaus here acting on behalf of Madaus Vermogensverwaltung GbR, a German civil law
                    ------------------------------
          partnership with its seat in Krailling/Germany, the partners of which are listed in Exhibit 1 A (1) hereto, by virtue of powers of attorney
                        ---------------
          granted to him by all the partners,

     b)   Mr. Harald Vogele, born October 12, 1953, German citizen, resident at
          -----------------
          Waldpromenade 45b, D-82131 Gauting/Germany, presenting an uncertified power of attorney dated 10 February 2001, a hereby certified copy of which is attached hereto as Exhibit 1 B, according to the declarations
                                      -----------
          of the attorney in fact Mr. Harald Vogele here acting on behalf of Vogele GbR, a German civil law partnership with its seat in
          ----------
          Gauting/Germany, the partners of which are listed in Exhibit 1 B (1)
                                                               ---------------
          hereto, by virtue of powers of attorney granted to him by all the partners,

     c)   Mrs. Jutta Griebel, born February 29, 1956, German citizen, resident
          ------------------
          at Oberrusselbach 14, D-91338 Igensdorf/Germany, presenting an uncertified power of attorney dated 5 February 2001, a hereby certified copy of which is attached hereto as Exhibit 1 C,
                                                        -----------

     d)   Mr. Peter Griebel, born February 27, 1941, German citizen, resident at
          -----------------
          Oberrusselbach 14, D-91338 Igensdorf/Germany, presenting an uncertified power of attorney dated 5 February 2001, a hereby certified copy of which is attached hereto as Exhibit 1 D,
                                                        -----------

     e)   Mr. Peter Nicolas Ludwig, born October 23, 1969, German citizen,
          ------------------------
          resident at BelgradstraBe 49, D-80796 Munich/Germany, presenting an uncertified power of attorney dated 6 February 2001, a hereby certified copy of which is attached hereto as Exhibit 1 E,
                                                        -----------

     f)   German Equity Partners B.V., a company according to Duth law, with its
          ---------------------------
          seat in NL-1012 KK Amsterdam/Netherlands, Rokin 55, registered with the commercial register (Kamer van Koophandel) of Amsterdam under no. 33220336, presenting an uncertified power of attorney dated 12 February 2001, a hereby certified copy of which is attached hereto as
          Exhibit 1 F, and with the promise (but without assuming any personal
          -----------
          liability herefor) to submit to the Notary as soon as possible an additional power of attorney with notarially certified signatures and Apostille as well as a certified extract from the commercial register (Kamer van Koophandel), which then shall be attached to this deed as Exhibits 1 F(1) and 1 F(2),
          --------------------------

    g)    Banc Boston Investments Inc., with its seat in Boston/U.S.A., 175
          ----------------------------
          Federal Street, presenting a notarially certified power of attorney dated 12 February 2001 with an apostille attached, a hereby certified copy of which is attached hereto as Exhibit 1 G, and with the promise
                                              -----------
          (but without assuming any personal liability herefor) to submit to the Notary as soon as possible a Secretary's Certificate, which then shall be attached to this deed as Exhibit 1 G(1),
                                      -------------

    h)    Kleinwort Benson European Mezzanine Fund II, an English partnership
          -------------------------------------------
          with its seat in London/UK (postal address c/o Indigo Capital Ltd., 25 Watling Street, London EC4M 9BR), presenting a notarially certified power of attorney dated 12 February 2001 with an apostille attached, the notary public certifying the power of the undersigning person to act on behalf of Kleinwort Benson European Mezzanine Fund II, a hereby certified copy of which is attached hereto as Exhibit 1 H,
                                                        -----------

                                              - the persons a) to h) hereinafter

                                          collectively referred to as "Vendor" -

2.  Andreas C. Peters, born 25 March 1968, German citizen, attorney-at-law, with
    -----------------
    business address in D-20354 Hamburg, WarburgstraBe 50, resident in D-22081 Hamburg, Weizenkamp 2, proving his identity by presenting his German identity card, according to his declarations (but without taking any personal liability) here acting for and on behalf of

    a)    ResMed Beteiligungs GmbH i.G., a German limited liability company in
          -----------------------------
          process of incorporation, with its seat in D-20354 Hamburg/Germany, Warburgstrasse 50,

                                          - hereinafter referred to as "Buyer" -

          presenting a certified power of attorney dated 8 February 2001, a hereby certified copy of which is attached hereto as Exhibit 2 A(1),
                                                               -------------
          proving the power of representation of the undersigned person by presenting Buyer's Articles of Incorporation ["Grundungsurkunde"] including its By-laws ["Satzung"] (deed no. 226/2001 of the notary public Dr. Ascan Pinckernelle in Hamburg dated 8 February 2001), a copy of which is attached hereto as Exhibit 2 A(2),
                                              --------------

     b)   ResMed Inc., a Delaware corporation with its seat in 14040 Danielson
          -----------
          Street, Poway, California 92064, U.S.A.

                                         - hereinafter referred to as "ResMed" -

          presenting a fax-copy of a power of attorney with the signature of the undersigned person being certified by a notary, with the promise (but without assuming any personal liability herefor) to submit to the Notary as soon as possible the original of this power of attorney (with Apostille) as well as a Secretary's Certificate, which then shall be attached to this deed as Exhibits 2 B and 2 B(1).
                                            ----------------------



The acting Notary Public advised the persons appearing that unless the powers of attorney presented to him have notarially certified signatures and notarial confirmations (or equivalent evidence, e.g. by means of a certified extract from an official Commercial Register, is provided) of the existing of and the representation power for legal entities purported to be represented, the Notary cannot examine neither the authenticity of the signatures nor the representative capacity of the persons who purported to have signed the powers of attorney. The Notary does not assume any liability as to the validity and scope of the powers of attorney presented, which do not conform with the requirements mentioned above, and of the powers of attorney, which are only alledged (powers of attorney of the other partners in Madaus Vermogensverwaltung GbR and Vogele
GbR).

Nevertheless the persons appearing insisted on the immediate notarization and, unless stated otherwise above, released each party from submitting subsequently certified powers of attorney or other documents evidencing or supporting the representative capacity.

The acting Notary advised the persons appearing that a notary who or whose partners in the law firm have formerly acted as legal advisors to one of the parties involved in the matter to be notarized would not be entitled to take office as a notary in the matter at hand pursuant to (S) 233 Sect. 1(4) of the Introductory Act of the Canton Basel-City relating to the Swiss Civil Code which provision corresponds with the so-called "Vorbefassungsverbot" under the German Act of Notarization ((S) 3 Sect. 1(7)). The acting Notary states that he himself and his firm have not been involved in the matter at hand in the meaning of said provisions. By approving the present Agreement, the Parties hereto shall confirm such statement of the acting Notary.

The persons appearing requested this Deed including its Exhibits to be recorded in the English language. The acting Notary Public who is in sufficient command of the English language ascertained that the persons appearing are also in command of the English language. After having been instructed by the acting Notary, the persons appearing waived the right to obtain the assistance of a sworn interpreter and to obtain a certified translation of this Deed including the Exhibits hereto.


The persons appearing, acting as indicated declared with request for notarisation the following:

                        SALE AND ASSIGNMENT AGREEMENT:

                                    Sec. 1

                           Corporate Legal Relations

1.   Vendor holds all shares in

                         MAP Medizin-Technologie GmbH

                     with its seat in Martinsried/Germany

                   - hereinafter referred to as "Company" -

     registered with the commercial register of the local court of Munich under HRB 122291. The share capital of the Company amounts to a total of DM 100,000. All contributions are fully paid in and have not been repaid.

2.   In detail, shares in the Company are held as set out in Exhibit 4 A.
                                                            ------------

3. The Company is the sole limited partner ["Kommanditist"] with a fixed capital interest of DM 199,500 of MAP Medizintechnik fur Arzt und Patient GmbH & Co. KG, a limited liability partnership ["Kommanditgesellschaft"] with its seat in Martinsried, registered with the commercial register of the local court of Munich under HRA 73312 (hereinafter referred to as "MAP KG") and holds directly or indirectly, as the case may be, participations in other companies as set out in Exhibit 4 B.
                                      -----------

     The Company, MAP KG and MAP Beteiligungs GmbH are hereinafter collectively referred to as "German Companies"; MAP Medizintechnik fur Arzt und Patient (Schweiz) GmbH, MAP Medische Techniek voor Arts en Patient BV, MAP France,

     Blue Medic and MAP Hirsch Medizintechnik fur Arzt und Patient GmbH are hereinafter collectively referred to as "Foreign Subsidiaries"; MAP KG, MAP Beteiligungs GmbH and the Foreign Subsidiaries, are hereinafter collectively referred to as "Affiliates"; the Company and the Affiliates hereinafter collectively referred to as "Group Companies".

4. Upon Buyer's and ResMed's explicit request, the Company will sell today by separate agreement and will latest on 23 February 2001 assign all of its shares in MAP Medische Techniek voor Arts en Patient B.V. with its seat in 's-Hertogenbosch/Netherlands to Buyer (hereinafter referred to as the "Dutch Transaction").

    Buyer hereby undertakes to indemnify Vendor and/or, in case that the assignment of the Shares (as defined in Sec. 2 para. 1 below) is for whatever reason legally or economically rewound ["ruckabgewickelt"], any of the Group Companies (insofar, Buyer's undertaking shall constitute a contract for the benefit of a third party in the sense of Sec. 328 para. 1 of the German Civil Code ["echter Vertrag zu Gunsten Dritter"]), for any and all damages and losses incurred in connection with the Dutch Transaction.

                                    Sec. 2

                              Sale and Assignment

1.  Subject to para. 2, Vendor sells all shares specified in Sec. 1 para. 2 and
    Exhibit 4 A (hereinafter referred to as "Shares") to the Buyer with effect as of the date hereof (hereinafter referred to as "Effective Date") including any and all profits not yet distributed and assigns them to the Buyer who accepts such sale and assignment.

2. Those statements of approval required by law or by Buyer's and/or ResMed's Articles of Association or By-laws for the effective acquisition of the Shares and for the effective power of representation of the persons acting on behalf of ResMed, in particular the approval of ResMed's Board of Directors, have been made and copies of which are attached hereto as Exhibit
                                                                         -------
    4 C.
    ---

                                    Sec. 3

                        Purchase Price, Payment, Pledge

1. The purchase price for the sale and assignment of the Shares amounts to DM 114,508,000 (in words: German marks onehundredfourteen million fivehundredeightthousand) (hereinafter referred to as "Initial Purchase Price") and shall be payable by transfer to the joint account of Dr. Stefan Rolf Madaus and German Equity Partners B.V. (account number 37291 with BHF-BANK AG in Frankfurt am Main/Germany, bank routing no. 500 202 00), as follows:

     a) DM 28,627,000 (in words: German Marks twentyeight million sixhundredtwentyseventhousand) within five (5) banking days upon the date hereof and

     b) the remainder in the amount of DM 85,881,000 (in words: German Marks eightyfive million eighthundredeightyonethousand) within ninety (90) days upon the date hereof.

2. The Initial Purchase Price shall increase by DM 3,000,000 (in words: German Marks three millions) (hereinafter referred to as "Additional Purchase Price", the Initial Purchase Price and the Additional Purchase Price hereinafter collectively referred to as "Purchase Price") if the relevant rules change, becoming effective before 1 July 2002, whereby goodwill from a transaction as contemplated in this Agreement is no longer mandatorily required to be amortized under U.S. GAAP.

     The Additional Purchase Price shall be payable within five (5) banking days after the aforementioned event has occurred by transfer to the account as indicated in para. 1 above.

3. The individual vendors as listed in Exhibit 4 A hereto are entitled to any parts of the Purchase Price as joint and several creditors
     ["Gesamtglaubiger"].

4. With regard to the Purchase Price, Buyer waives any right to set-off ["Aufrechnung"] as well as any right of retention ["Zuruckbehaltung"] whatsoever.

5. As security for the Initial Purchase Price in its entirety, Buyer hereby pledges the Shares as well as - subject to the Dutch Transaction becoming effective - all shares in MAP Medische Techniek voor Arts en Patient B.V. with its seat in 's-Hertogenbosch/Netherlands (together with the Shares hereinafter collectively referred to as "Pledged Shares") to Vendor who accepts such pledge. The pledge shall include any and all pecuniary claims of Buyer arising from or in connection with the Pledged Shares, in particular but not limited to rights to the distribution of profits or liquidation proceeds, provided, however that non-pecuniary rights, in particular voting rights remain with Buyer. Buyer undertakes to refrain from all actions which might harm the value of such pledge. In particular, Buyer shall not sell, assign, charge or otherwise encumber or grant any option or other rights to any person to acquire all or any part of the Pledged Shares or any rights or interests thereto until the Initial Purchase Price has been fully paid in accordance with para. 1 above. Moreover, until such point of time, Buyer shall without Vendor's, represented by Dr. Stefan Rolf Madaus, prior consent

     - not take any measures which might substantially affect the legal, financial or business situation of the Group Companies;

     - not change the corporate legal relations of the Group Companies, except for the Dutch Transaction;

     - continue to operate the business of the Group Companies as usual and use its best efforts to preserve their business organisation intact, to retain the services of their present employees and to preserve the goodwill of their customers and suppliers;

     - not dispose of any assets or licence or transfer ownership of any of their intellectual property outside of the ordinary course without Vendors's consent; and

     -    do any intercompany transactions on an arm's length basis.

     After signing of the present Agreement, Buyer shall resolve on the reformation of the advisory boards ["Beirate"] of the Company and MAP KG (hereinafter referred to as "Advisory Boards") to the extent that both Advisory Boards shall then, until the Initial Purchase Price will have been fully paid, identically consist of four persons, i.e. Dr. Christopher G. Roberts, Mr. Adrian Smith, Dr. Stefan Rolf Madaus and Mr. Stefan Rebmann.

     This para. 5 shall terminate if and as soon as Buyer submits to Vendor an unconditional Letter of Guarantee ["unbedingte Bankgarantie"] which is payable on first demand ["zahlbar auf erste Anforderung"], issued by a bank with good international reputation in favour of Vendor, provided that this guarantee is without any limitation securing the payment of the Initial Purchase Price.


                                    Sec. 4

                   Vendors's Representations and Warranties

Vendor represents and warrants that the statements made under Sec. 1 including Exhibits 4 A and 4 B and the following declarations are correct:

1. The Company is a legally effective existing company with limited liability according to the provisions of the German Code for Companies with Limited Liability ["Gesetz betreffend Gesellschaften mit beschrankter Haftung"] entitled to run its business in the present form.

    A current version of its valid Articles of Association of the Company (as amended on 14 August 1998) is attached hereto as Exhibit 5 for
                                                     ---------
    identification purposes only.

    The extract from the commercial register as attached hereto as Exhibit 6
                                                                   ---------
    reproduces the current legal position of the Company completely and correctly except that Mrs. Jutta Griebel is no longer managing director and Caspar Graf von Stauffenberg has been appointed managing director.

    The other Group Companies are legally effective existing companies in the legal form as indicated in Sec. 1 para. 3 and Exhibit 4 B.

2. The individual vendors as listed under Sec. 1 para. 2 and Exhibit 4 A hold their shares in the Company as sole proprietors in their own name and on their own account. The Shares are not subject to any rights of third parties, and there are no claims to the granting of such rights or to the transfer of shares. In particular, the Shares are not attached or pledged (except for a pledge granted to Dresdner Bank AG on the basis of a Loan Agreement dated 14 August 1998 (and the Attachments 4-8 thereto) (the Loan Agreement and its Attachments 4-8 hereinafter collectively referred to as "Dresdner Bank Loan Agreement") (a copy of the Dresdner Bank Loan Agreement is attached hereto as Exhibit 7 for identification purposes only), provided
                          ---------
    that such pledge does not constitute a security for loans other than those loans shown or otherwise referred to in the Annual Financial Statements as defined under para. 4 below) or charged with a sub-participation or otherwise. The Shares are not subject to execution of a last will or to the conditions of an estate of prior and succeeding heirs.

    The Company and MAP KG respectively hold their shares in the Affiliates as indicated in Sec. 1 para. 3 above and Exhibit 4 B as sole proprietors in their own name and on their own account. These shares are not subject to any rights of third parties, and there are no claims to the granting of such rights or to the transfer of shares. In particular, these shares are not attached or pledged, (except for the Dresdner Bank Loan Agreement, provided that such pledge does not constitute a security for loans other than those loans shown or otherwise referred to in the Annual Financial Statements as defined under para. 4 below) or charged with a sub-participation or otherwise.

3. Silent participations or loans with profit participation regarding the Group Companies' profit do not exist and no shares, stock options (except as provided on behalf of Kleinwort Benson European Mezzanine Fund II by agreement dated 14 August 1998 and on behalf of Caspar Graf von Stauffenberg in his employment agreement, which options, however, have both been terminated before the date hereof) warrants or derivative securites, no other equity securities and no debt or convertible securities have been issued with regard to the Group Companies, except as listed in Exhibit 8 or
                                                                   ---------
    in Sec. 8 below.

4. The consolidated annual financial statements ["JahresabschluB"] of the Company as of 31 December 1999 (hereinafter referred to as "Annual Financial Statements" and "balance sheet date" respectively) which have been audited by Haarmann, Hemmelrath & Partner GmbH Wirtschaftsprufungsgesellschaft Steuerberatungsgesellschaft, Munich, on 14 April 2000 have been prepared with the diligence of a prudent businessman on the basis of proper accounting and in accordance with International Accounting Standards ("IAS"). These regulations and principles were applied unchanged and consequently as of 31 December 1998 when consolidated annual financial statements according to IAS had been prepared for the first time. All risks, decreases in value and losses recognized when preparing the Annual Financial Statements were considered by applying adequate depreciations, value adjustments and reserves. The Annual Financial Statements are complete, correct and present a true and fair view of the assets, liabilities, profits and losses of the Company and the Group Companies as of the balance sheet date and during the financial year ending on the balance sheet date. To the best knowledge of Dr. Stefan Rolf Madaus and Mr. Harald Vogele, neither the Company nor the Group Companies had any contingent liabilities as at the balance sheet date that were not disclosed in the Annual Financial Statements.

5. As of 31 December 2000, the "liabilities due to banks" minus "cash" of the Group Companies as defined in Exhibit 9 A did not exceed DM 30,200,000 (in
                                  -----------
    words: German Marks thirty million twohundredthousand). Since then, the Group Companies have not incurred any bank liabilities outside the ordinary course of business and substantially outside the budget in Exhibit 9 B (i.e.
                                                               -----------
    not exceeding the budgeted amount by more than 5 %).

6. The Group Companies have been continued since the balance sheet date in the scope of the normal and proper course of business. Since then, there have not occurred or been carried out any extraordinary business or legal transactions. Neither has there occured any event which solely or together with other events has had a material adverse effect on the profit situation of the Group Companies. To the best knowledge of Dr. Stefan Rolf Madaus and Mr. Harald Vogele, since the balance sheet date, defects or losses which - in contrast to the current consolidated forecast for the Company's business year ending on 31 December 2000 as enclosed as Exhibit 9 B -, solely or cumulative, considerably negatively affect the Group Companies or their financial standing have not occurred.

7. Vendor and/or employees and/or consultants of the German Companies do not own any protection rights on the basis of which the German Companies may be required to pay licence fees or the worldwide business of the German Companies may be hindered or prohibited, except for such protection rights, if any, of present or former employees of the Company based on the German Act on Employees' Inventions ["Arbeitnehmererfindungsgesetz"]. All intellectual property rights or licences to such rights necessary to run the German Companies' business in its present form are held by the Group Companies, however, provided that MAP KG (formerly: MAP Medizintechnik fur Arzt und Patient GmbH) has entered into a license agreement with Mr. Peter Griebel dated 14 August 1998 with regard to various inventions and know-how related to out-patient diagnostics of sleep disorder ("MESAM"/"POLYMESAM"). A copy of this license agreement is attached hereto as Exhibit 10 for
                                                           ----------
    identification purposes only.

8. Except as set out in Sec. 1 para. 3 and Exhibit 4 B the Company does not hold an interest in any other business organisation.

9. To the best knowledge of Dr. Stefan Rolf Madaus and Mr. Harald Vogele, the Company is in possession of all permits necessary for the conduct of its business and has fully complied with all material terms thereof.

10. Except as disclosed in Exhibit 11 or provided for in the Dresdner Bank Loan
                           ----------
    Agreement the Company has full and unencumbered title to all movable assets employed in its business, and, to the best knowledge of Dr. Stefan Rolf Madaus and Mr. Harald Vogele, all such assets are, beyond normal wear and tear, in good repair and full working order. To the best knowledge of Dr. Stefan Rolf Madaus and Mr. Harald Vogele, all stocks held by or on behalf of the Company are stored in suitable conditions, and none of them have become unusable or are of an age or condition to reduce their value below book-value.

11. To the best knowledge of Dr. Stefan Rolf Madaus and Mr. Harald Vogele, all material contracts to which the Company is a party are in full force and effect, and no party thereto is in default of its performance thereunder, except that at explicit request of ResMed, Dresdner Bank has up to now been informed neither about the transaction consummated by this Agreement nor about the Dutch Transaction. The conclusion or performance of this Agreement do not constitute a breach of, and will not entitle any third party to terminate, any such contract, except as provided for in the Dresdner Bank Loan Agreement.

12. The Company has not received any investment grants or other subsidies from any public authority which may become repayable as a consequence of the conclusion or performance of this Agreement.

13. To the best knowledge of Dr. Stefan Rolf Madaus and Mr. Harald Vogele, all of the assets of the Company have been kept fully insured at all times in accordance with sound commercial principles. All premiums in respect thereof have been fully and timely paid. There are no outstanding claims by the Company against any insurer.

14. The Company is not a party to and has, to the best knowledge of Dr. Stefan Rolf Madaus and Mr. Harald Vogele, not been threatened with any legal, administrative or arbitral proceedings in any jurisdiction, except the lawsuit with Hoffrichter Medizintechnik GmbH with regard to the infringement of intellectual property rights by Hoffrichter, whereby Hoffrichter has threatened the Company and/or MAP KG with a counterclaim regarding an alleged infringement of intellectual property rights by the Company and/or MAP KG. No product liability claims against the Company are pending or have been raised and resolved other than by a rejection of such claims during the previous three years.

15. To the best knowledge of Dr. Stefan Rolf Madaus and Mr. Harald Vogele, the Company has at all times complied with all environmental legislation and administrative rulings applicable to its business. To the best knowledge of Dr. Stefan Rolf Madaus and Mr. Harald Vogele, all assets, including all premises, used by the Company in the conduct of its business are free of environmental pollution.

16. Exhibit 12 sets out accurately relevant particulars of officers, directors,
    ----------
    managers and key employees currently employed or contracted to be employed by the Company; the Company has no works council ["Betriebsrat"] and the Company is not a party to collective bargaining agreements. The Company has not granted any pension benefits to any person. The Company has fully paid all social security contributions as and when they were required to be paid.

17. To the best knowledge of Dr. Stefan Rolf Madaus and Mr. Harald Vogele, all contracts and other transactions between the Company on the one hand and any of the Group Companies, any of its shareholders or any person who is a member of the immediate family of such shareholder on the other hand have been concluded and carried out on terms appropriate to contracts or transactions with unrelated parties on an arm's length basis.

18. The Company has fully paid all taxes and duties payable by it and has, to the best knowledge of Dr. Stefan Rolf Madaus and Mr. Harald Vogele, made full provision for all such taxes not yet assessed and due. The Company has punctually filed all tax and customs returns when due, and the contents of such returns are to the best knowledge of Dr. Stefan Rolf Madaus and Mr. Harald Vogele complete and accurate. No fiscal or customs authority has notified the Company of any alleged inaccuracy of such returns or has threatened the Company with legal or administrative proceedings in respect thereof.

It is clarified that Vendor neither represents or warrants nor assumes any liability for

- the future development of the financial or business situation of the Group Companies,

- the ability of Buyer to achieve certain tax structures or to apply certain accounting principles with regard to the transaction contemplated herein under tax and/or commercial law, in particular to achieve a "step-up" for German tax purposes or to apply the "Pooling" or "Purchase" method under U.S. GAAP, and

-   any consequences arising from the Dutch Transaction.

                                    Sec. 5

                           Performance and Liability

1. In the event that one of the statements or declarations made by Vendor in Sec. 4 above or elsewhere in this Agreement and its Exhibits should be totally or partially incorrect, Vendor shall put the Company in a position as if such incorrect statements were true ["Naturalrestitution"] or, at Vendor's option, pay the amount in cash to the Company or, at Buyer's option, to Buyer which corresponds to the loss of the Company in respect of the incorrect statement. If Vendor fails to make the incorrect statement true within a period of three (3) months following receipt of written notice of such claim, Vendor shall pay the amount in cash to the Company or, at Buyer's option, to Buyer which corresponds to the loss of the Company in respect of the incorrect statement; reference is made to para. 5 below. Reduction of the purchase price ["Kaufpreisminderung"], Rescission ["Wandelung"] - except for the event that the declarations of Vendor in Sec. 4 para. 2 are incorrect -, withdrawal ["Rucktritt"] from the present Agreement as well as damage claims ["Schadensersatz"] - except as provided for in the previous sentence - shall be excluded. Secs. 439 and 460 of the German Civil Code ["Burgerliches Gesetzbuch"] shall apply mutatis mutandis.

    Vendor and ResMed had agreed on a three step due diligence process, however, ResMed and Buyer have waived their right to perform the third step of this due diligence process.

2. Claims may only be brought by Buyer in regard to Sec. 4 above if and to the extent ["Freibetrag"] that (i) an individual claim exceeds DM 50,000 and
    (ii) the aggregate claims exceed DM 100,000.

3. The total liability of Vendor under Sec. 4 above shall in no event exceed 25 % of the Purchase Price.

4. Possible claims in connection with Sec. 4 para. 1 and 2 are subject to a limitation period of ten (10) years after the date hereof; all other claims of the Buyer and the Company due to this Agreement are subject to a limitation period of twelve (12) months after the date hereof. Any claim brought in respect of Sec. 4 para. 18 above shall terminate and expire six
    (6) months after the non-appealable and final assessments for the periods concerned.

5. The individual vendors as specified under Sec. 1 para. 2 and Exhibit 4 A are severally liable ["teilschuldnerische Haftung"] for the performance of this Agreement and for all claims of the Buyer arising from this Agreement in relation of their respective shareholdings.

6. Buyer accepts that in accordance with the respective Articles of Organization ["Gesellschaftsvertrge"], liabilities of Madaus Vermogensverwaltungs GbR and Vogele GbR as well as their respective partners arising from this Agreement shall be limited to the respective partnership assets. On the other hand, Dr. Stefan Rolf Madaus and Mr. Harald Vogele hereby assume the obligations of Madaus Vermogensverwaltungs GbR and Vogele GbR respectively resulting from this Sec. 5, if any, by way of a collateral promise ["Schuldmitubernahme"/"Schuldbeitritt"].

                                    Sec. 6

                    Buyer's Representations and Warranties

Buyer and ResMed represent and warrant that the statements made under Sec. 2 para. 2 as well as the following declarations are correct:

1. Buyer has been founded on 8 February 2001 and will upon registration with the commercial register of the local court of Hamburg be a legally effective existing limited liability company ["Gesellschaft mit beschrnkter Haftung"] duly established under the laws of the Federal Republic of Germany; ResMed is a legally effective existing corporation duly established under the laws of the State of Delaware, U.S.A..

2. Buyer, ResMed and the person acting on their behalf have all requisite corporate power and authority to execute and deliver the present Agreement, to perform Buyer's and ResMed's obligations respectively under this Agreement and to consummate the transaction contemplated herein.

3. All shares in Buyer are held by Mr. Norman DeWitt in trust for ResMed and will be transferred to ResMed without undue delay after execution of this Agreement.

                                    Sec. 7

Ongoing Services by Dr. Madaus and Mr. Vogele, Competition Clause

1. Dr. Stefan Rolf Madaus and Mr. Harald Vogele undertake to continue, at Buyer's discretion, to serve as the Company's Managing Directors on the basis of their re-spective present employment agreements for a period of nine (9) months from the date hereof, provided that either Dr. Stefan Rolf Madaus or Mr. Harald Vogele shall be obliged to serve for an additional period of three (3) months. After completion of such periods, the Parties shall procure that the respective employment contracts are terminated without any obligation of the Company to settlement payments and that Dr. Stefan Rolf Madaus and Mr. Harald Vogele are discharged ["entlastet"] as managing directors.

2. For a period of five (5) years hereafter, Dr. Stefan Rolf Madaus and Mr. Harald Vogele undertake not to produce and distribute products or perform services worldwide, which are comparable or competitive products or services that are produced, distributed or performed by MAP KG, nor shall they assist any third parties directly or indirectly in the production and distribution of such products or in performing such services, nor shall they participate directly or indirectly in or advise or work in any other way in a company which produces or distributes such products or renders such services.

    Excluded from the above prohibition to compete is the purchase and possession of stocks or securities (i) in ResMed or (ii) quoted at any renowned stock exchange of a company that produces or distributes such products or performs such services, for the purpose of capital investment to the extent that Dr. Stefan Rolf Madaus and/or Mr. Harald Vogele neither directly nor indirectly acquire stocks or securities exceeding a total of 5 % of the share capital of the company concerned or which could be converted into more than 5 % of the share capital.

                                    Sec. 8

                               Other Obligations

1. Buyer shall procure that the Company and/or MAP KG, as the case may be, makes all the payments as set out in Exhibit 13 within five (5) banking days
                                         ----------
    after the date hereof.

2.  Referring to Sec. 1 Para. 3 of this Agreement and Exhibit 4 B hereto,

    a) Dr. Stefan Rolf Madaus shall assign his 5 % share in MAP Medizintechnik fur Arzt und Patient (Schweiz) GmbH to MAP KG and do everything that is required under Swiss law to put such assignment into effect without undue delay;

    b) Dr. Stefan Rolf Madaus, Mr. Harald Vogele, Mrs. Jutta Griebel, Mr. Peter Griebel and Mr. Peter Nicolas Ludwig shall assign their respective shares in MAP France to the Company and do everything that is required under French law to put such assignment into effect without undue delay;

    c) Mr. Peter Nicolas Ludwig shall assign his share in Blue Medic to MAP France and do everything that is required under French law to put such assignment into effect without undue delay;

    d) Vendor shall procure that the remaining shareholders of Blue Medic (i.e. Mr. Michael Albert, Mr. Dirk Meyer-Hoke, Mrs. Chantal Danseux, Mr. Bertrand Coste and Mr. Dominique Payet) assign their respective shares in Blue Medic to MAP France and do everything that is required under French law to put such assignment into effect without undue delay.

    Buyer may require that the current shareholders as nominated in a) to d) above assign their respective shares to third persons as designated by Buyer.

3. Buyer shall procure that Mr. Peter Nicolas Ludwig will be released from his duties as a President Directeur General of Blue Medic and discharged in accordance with French law without undue delay.

    Buyer shall further procure that (i) Dr. Stefan Rolf Madaus, Mr. Harald Vogele and Caspar Graf von Stauffenberg as managing directors of any Group Companies, as the case may be, and (ii) Dr. Stefan Rolf Madaus, Mr. Stefan Rebmann and Mr. Kurt Muller as Members of the Advisory Board of the Company as well as of MAP KG will be discharged for the business year having ended on 31 December 2000 without undue delay.

                                    Sec. 9

                         Collateral Promise by ResMed

ResMed hereby unconditionally assumes any obligation of Buyer under the present Agreement by way of a collateral promise
["Schuldmitubernahme"/"Schuldbeitritt"].

                                    Sec. 10

                               Final Provisions

1. All costs related to the execution and performance of this Agreement shall be borne by Buyer. As for the rest, each of the contracting parties shall bear its own costs and taxes as well as the costs of its advisors and auditors. In particular, the costs relating to the transaction contemplated by this Agreement arising from the consultation of ING Barings and Haarmann, Hemmelrath & Partner shall be borne by Vendor.

2. Any modifications and amendments to this Agreement including this para. 2 require the written form in order to be valid, unless notarization is mandatory.

3. If any provision of this Agreement should be or become invalid, or if the Agreement does not include a provision which is necessary, the remaining provisions of this Agreement remain unaffected. Instead of the ineffective provision or for filling the gap, such effective provision shall apply which corresponds most closely to the intention of the contracting parties or which would have been the intention according to the meaning and purpose of this Agreement if they had been aware of the invalidity of the provision concerned or of the gap respectively.

4. The Exhibits to this Agreement (unless attached for identification purposes only) form an essential part of same. The section titles used in this Agreement are meant solely for convenience and are of no significance for its contents and interpretation. Declarations made in any provision or Exhibit of this Agreement shall be deemed included also in all other provisions or Exhibits of this Agreement to the same effect.

5. This Agreement and its performance shall to the extent permissible be governed by the law of the Federal Republic of Germany without reference to its conflict of law principles.

6. Exclusive place of jurisdiction for all disputes arising from or in connection with this Agreement, including such concerning its effectiveness, shall be the seat of the Company, as far as permissable under law.

                                                        (continued on next page)

IN WITNESS THEREOF this Notarial Deed including the Exhibits hereto with the exception of the powers of attorney and similar documents supporting the evidence of representation power (Exhibits 1A, 1B, 1C, 1D, 1F, 1F(1), 1F(2), 1G, 1G(1), 1H, 2A(1), 2A(2), 2B and 2B(1)),

    with the further exception of the graphical presentation contained in
    Exhibit 12, which was presented to the persons appearing for inspection and which were discussed with the persons appearing, and with the further exception of certain balance sheets and profit and loss statements, lists of items, titles, rights and obligations contained in Exhibits 9B and 12, in respect of which the persons appearing waived the right to have them read aloud and which instead have been presented to the persons appearing, were acknowledged and signed on each page by the persons appearing, and with the further exception of the Exhibits 5, 7 and 10, which are attached hereto for identification purposes only and the content of which does not form part of the parties declarations,

has been read aloud to the persons appearing and was confirmed and approved by the persons appearing. The persons appearing then signed this Deed. All this was done at the day herebelow written in the presence of me, the Notary Public, who also signed this Deed and affixed my official Seal.

Basel, this 16th (sixteenth) day of February 2001 (two thousand and one)